Exhibit 99.8(b)

TRANSFER AGENCY AGREEMENT

This TRANSFER AGENCY AGREEMENT (“Agreement”) is made as of                      , 2007 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and BlackRock Funds II, a [Massachusetts] business trust (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions. As Used in this Agreement:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “CEA” means the Commodities Exchange Act, as amended.

(e)                                  “Oral Instructions” means oral instructions addressed to PFPC and received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an

Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)                                    “SEC” means the Securities and Exchange Commission.

(g)                                 “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)                                 “Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)                                     “Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and addressed to and received by PFPC or (ii) trade instructions transmitted to and received by PFPC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered by hand, mail, tested telegram, cable, telex, facsimile sending device or as set forth in sub-item (ii) above.

2.                                      Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.                                      Compliance with Laws. In performing its duties as described herein, PFPC will (i) act in a manner not inconsistent with the Fund’s most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees of which PFPC is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for compliance by the Fund or any other entity.

4.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC shall be entitled to reasonably rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.

(c)                                  The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.                                      Right to Receive Advice.

(a)                                  Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Fund.

(b)                                 Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)                                  Conflicting Advice. In the event of a conflict between directions or advice or Oral

Instructions or Written Instructions PFPC receives from or on behalf of the Fund, and the advice it receives from counsel pursuant to Section 5(b), PFPC may rely upon and follow the advice of counsel.

(d)                                 Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel pursuant to paragraph (b) of this Section 5 and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section 5 shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.

6.                                      Books and Records. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Such books and records shall, to the extent practicable, be maintained separately for each Portfolio of the Fund. The Fund, Authorized Persons and the Fund’s authorized representatives shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an authorized representative of the Fund, at the Fund’s expense.

7.                                      Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) and neither party shall use the other party’s Confidential

Information for any purpose other than in connection with the performance of this Agreement. Confidential Information shall include:

(i)                                    any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC;

(ii)                                 any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(iii)                              all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)                             anything designated as confidential.

(b)                                 Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 7 if:

(i)                                    it was already known to the receiving party at the time it was obtained;

(ii)                                 it is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                              it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality;

(iv)                             it is released by the protected party to a third party without restriction;

(v)                                it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);

(vi)                             release of such information by PFPC is necessary in connection with the provision of services under this Agreement;

(vii)                          it is relevant to the defense of any claim or cause of action asserted against the receiving party;

(viii)                       it is Fund information provided by PFPC in connection with an independent third party compliance or other review; or

(ix)                               it has been or is independently developed or obtained by the receiving party.

8.                                      Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as reasonably required by the Fund from time to time.

9.                                      PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC System.

10.                               Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.                               Compensation.

(a)                                 As compensation for services rendered by PFPC pursuant to this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC.

(b)                                PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Section 11(b)(i).

(c)                                 PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and may receive benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors, provided however, PFPC shall on a monthly basis pay to the Fund an amount equal to 90% of the redemption and distribution check balances held by such vendors multiplied by the current Treasury Bill Rate less thirty basis points (i.e., 90% of balances x (T-Bill – 30 basis pts.)).

(d)                                The Fund hereby represents and warrants to PFPC that (i) in terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to

PFPC or to the advisor or sponsor or another affiliate of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.                               Indemnification.

(a)                                 The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of PFPC in connection with the provision of services to the Fund, provided that in each case in which indemnification is sought PFPC has not acted contrary to the standard of care set forth in Section 13(a) of this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability to the Fund or its shareholders (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have arisen out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement. The obligations of each Portfolio under this Section 12(a) shall be the several (and not joint or joint and several) obligation of each Portfolio.

(b)                                PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PFPC’s willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of PFPC’s duties under this Agreement.

(c)                                 The provisions of this Section 12 shall survive termination of this Agreement.

13.                               Responsibility of PFPC.

(a)                                  PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on PFPC’s part in the performance of its duties under this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be responsible or liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority;

public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; (ii) PFPC shall be responsible (pursuant to the standard of care set forth in Section 13(a) of this Agreement) for the accuracy of files containing monthly statement information or other information (if any) that PFPC is required to produce and provide electronically to the Fund pursuant to this Agreement, but in no event shall PFPC be responsible or liable for the accuracy or inaccuracy of any subsequent indexing and presentation by any entity other than PFPC of such monthly statement information or other information or for any subsequent data integrity errors in such monthly statement information or other information; (iii) subject to Section 13(a) of this Agreement, PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice or instrument believed by PFPC to be genuine; and (iv) PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of any Portfolio or for any failure to discover any such error or omission (provided that this sub-item (iv) does not apply where PFPC was the prior service provider).

(c)                                  Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

(d)                                 Notwithstanding anything in this Agreement to the contrary, PFPC’s cumulative liability to the Fund and any person or entity claiming through the Fund for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever arising out of or relating to this Agreement, and regardless of the form of action or legal theory, shall not exceed an amount equal to the greatest amount of fees received by PFPC for services provided under this Agreement during a particular six (6) consecutive month period.

(e)                                  The provisions of this Section 13 shall survive termination of this Agreement.

14.                               Description of Services.

(a)                                  Services Provided on an Ongoing Basis, If Applicable.

(i)                                    Calculate 12b-1 payments;

(ii)                                 Maintain shareholder registrations;

(iii)                              Review new applications and correspond with shareholders to complete or correct information;

(iv)                             Direct payment processing of checks or wires;

(v)                                Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)                             Countersign share certificates;

(vii)                          Prepare and mail to shareholders confirmation of activity;

(viii)                       Calculate front-end sales charges and deferred sales charges payable in connection with the purchase of Series A Investor Class Shares and Series B Investor Class Shares, respectively, and provide for the payment of all such sales charges to or on behalf of the Fund’s distributor (unless otherwise instructed by the Fund or the Fund’s distributor);

(ix)                               Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(x)                                  Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(xi)                               Provide periodic shareholder lists and statistics to the Fund;

(xii)                            Provide detailed data for underwriter/broker confirmations in accordance with such procedures as may be agreed between the Fund and PFPC;

(xiii)                         Prepare periodic mailing of year-end tax and statement information;

(xiv)                        Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xv)                           Perform other participating broker-dealer shareholder services as agreed upon from time to time;

(xvi)                        Accept and post daily Share purchases and redemptions;

(xvii)                     Accept, post and perform shareholder transfers and exchanges;

(xviii)                  Issue and cancel Share certificates (when requested in writing by the shareholder); and

(xix)                          Upon reasonable request, furnish monthly reports of transactions in Shares reflecting such information as agreed between the Fund and PFPC from time to time.

(b)                                 Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Portfolio’s prospectus, once it receives:

(i)                                    A purchase order in completed proper form;

(ii)                                 Proper information to establish a shareholder account; and

(iii)                              Confirmation of receipt or crediting of funds for such order to the Portfolio’s custodian.

(c)                                  Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)                                    All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Portfolio’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)                                 PFPC reserves the right to refuse to transfer or redeem Shares until it is reasonably satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the reasonable refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)                              When Shares are redeemed, PFPC shall deliver to the Portfolio’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)                             PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.

(v)                                When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)                             PFPC shall not process or effect any redemption requests with respect to Shares after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the applicable Portfolio.

(d)                                 Dividends and Distributions. Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Portfolio’s prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. Only upon Written Instructions, PFPC shall prepare and deliver written statements required to be issued pursuant to Section 19(a) of the 1940 Act. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)                                  Shareholder Account Services.

(i)                                    PFPC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PFPC and the Custodian for issuance of Shares obtained through:

•                                          Any pre-authorized check plan; and

•                                          Direct purchases through broker wire orders, checks and applications.

(ii)                                 PFPC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PFPC and the Custodian for a shareholder’s:

•                                          Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

•                                          Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

•                                          Redemption of Shares from an account with a checkwriting privilege.

(f)                                    Communications to Shareholders. (i) Upon timely Written Instructions, PFPC shall mail communications by the Fund to its shareholders, including, without limitation:

(A)                             Reports to shareholders;

(B)                               Confirmations of purchases and redemptions of Shares;

(C)                               Quarterly statements or (subject to the second sentence of sub-item (ii) below) monthly statements;

(D)                              Dividend and distribution notices; and

(E)                                Tax form information.

(ii)                                 Upon timely Written Instructions PFPC will, with respect only to shareholder accounts that are maintained on PFPC’s Order Entry Pass institutional transfer agency system (but not its other transfer agency systems) (“OEP System”), provide the Fund with monthly statement information from the OEP System which information relates to such shareholder accounts by the fifth business day of each month in a mutually agreeable electronic format. PFPC will continue to mail associated monthly statements to shareholders whose monthly statement information is provided electronically to the Fund pursuant to the preceding sentence, except that PFPC will not mail such monthly statements to such shareholders if such shareholders request via appropriate electronic means acceptable to the Fund and PFPC that PFPC suppress such mailings.

(iii)                              PFPC will answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

(g)                                 Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)                                    Name, address and United States Tax Identification or Social Security number;

(ii)                                 Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)                              Historical information regarding the account of each shareholder, including: (a) information relating to dividends and distributions paid, (b) the date and price for all transactions relating to a shareholder’s account, and (c) information necessary to calculate, in accordance with the Fund’s registration statement, the appropriate contingent deferred sales charge (“CDSC”) payable with respect to Series B Investor Class Shares;

(iv)                             Any stop or restraining order placed against a shareholder’s account;

(v)                                Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)                             Information with respect to withholdings; and

(vii)                          Any information required in order for PFPC to perform any calculations required by this Agreement.

With respect to shareholder accounts maintained on the OEP System, PFPC shall maintain sub-accounts for each shareholder requesting such services in connection with Shares held by such shareholder in separate accounts on the OEP System. Each such sub-account shall contain the same information as that described above for accounts.

(h)                                 Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)                                    The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)                                 Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(i)                                     Shareholder Inspection of Stock Records. PFPC will, upon request from a Portfolio shareholder to inspect stock records, notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to Fund instructions, the Fund agrees to and does hereby release PFPC from any liability for reasonable refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)                                     Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)                                  Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Securityholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)                                    documentation of search policies and procedures;

(ii)                                 execution of required searches;

(iii)                              tracking results and maintaining data sufficient to comply with the Lost Securityholder Rule; and

(iv)                             preparation and submission of data required under the Lost Securityholder Rule.

“Lost Shareholder” services will not be performed by PFPC on any shareholder accounts that are broker-controlled accounts where PFPC is not able to identify and depict “RPO” status. Except as set forth above, PFPC shall have no responsibility for any escheatment services. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(l)                                     Retirement Plans and Educational Savings Accounts.

(i)                                    In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

(A)                             Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)                               Record method of distribution requested and/or made;

(C)                               Receive and process designation of beneficiary forms requests;

(D)                              Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)                                Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)                                Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)                                 PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)                              With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)                               Print Mail. The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PFPC.

(n)                                 Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PFPC. If so agreed from time to time in writing by the Fund and PFPC, such services may include mailing proxy statements and proxy cards to shareholders.

(o)                                 Internet Account Management Services. PFPC shall provide to the Fund the services specified in Exhibit B attached hereto and made a part hereof, subject to and in accordance with the terms set forth in such Exhibit B, as such Exhibit B may be amended from time to time.

(p)                                 Wrap Processing Services. With respect to Shares atttributable to the Wrap Program (as defined below), instead of the services set forth in this Agreement, PFPC shall perform the services specified in Exhibit C attached hereto and made a part hereof, subject to and in accordance with the terms set forth in such Exhibit C, as such Exhibit C may be amended from time to time, for the benefit of the “Wrap Program Participants” (as defined below) who maintain Shares through Wrap Programs (“Wrap Processing Services”). PFPC may subcontract with “Clients” (as defined below) to link PFPC’s system with the Clients, in order for Clients to maintain Fund Share positions for each Wrap Program Participant and/or perform certain services identified in Exhibit C. For purposes of this Section 14(p) and Exhibit C, the following terms have the following meanings: “Clients” means financial institutions which offer Wrap Programs; “Wrap Programs” means mutual funds-only asset allocation, supermarket and/or other similar products offered by Clients which require sub-transfer agent and sub-accounting services; “Wrap Program Participants” means customers of Clients to whom Wrap Programs are offered. The Fund’s obligation to pay PFPC for Wrap Processing Services shall survive the termination of this Agreement and continue for so long as there are assets in the Omnibus Accounts (i.e., the Omnibus Accounts referenced in Exhibit C attached hereto) attributable to Shares. In the event of a conflict between (i) the specific terms of this Section 14(p) and/or Exhibit C and (ii) the remaining provisions of this Agreement, the terms of this Section 14(p) and Exhibit C control as to the services set forth in this Section 14(p) and Exhibit C.

(q)                                 Anti-Money Laundering.

(i)                                    PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC shall: (A) establish and implement written policies, procedures and internal controls reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities; (B) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (C) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (D) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (X) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement); (Y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (Z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to PFPC’s AML program by United States federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to PFPC’s AML program as such examiners shall reasonably request. The parties agree the provisions of this Section 14(q)(i) do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352 of the USA PATRIOT Act ) or to regulations not promulgated under Section 352 of the USA PATRIOT Act.

(ii)                                 To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following with respect to the Fund:

(A)                             Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(B)                               Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(C)                               Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(D)                              Apply risk-based procedures and controls to each such Foreign Financial

Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(E)                                Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(F)                                Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(G)                               Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(H)                              Report to the Fund about measures taken under (i)-(vii) above.

Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language in this Section 14(q)(ii), PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations..

The parties agree the provisions of this Section 14(q)(ii) do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312 of the

USA PATRIOT Act) or to regulations not promulgated under Section 312 of the USA PATRIOT Act. Notwithstanding anything in this Section 14(q)(ii) to the contrary, the provisions of this Section 14(q)(ii) specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

(r)                                    Regulatory Requests. PFPC will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on PFPC or would cause PFPC to bear undue expense, PFPC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PFPC.

(s)                                  Fund Information Requests. PFPC will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by PFPC to the Fund pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on PFPC or would cause PFPC to bear undue expense, PFPC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PFPC.

(t)                                    Access to Policies and Procedures. In connection with the Fund’s obligations under Rule 38a-1 of the 1940 Act, PFPC shall (i) provide, via internet access, PFPC’s policies and procedures related to the services that PFPC is required to perform pursuant to this Agreement and summaries thereof, (ii) provide e-mail notification of updates to such policies and procedures, and (iii) upon request provide quarterly certifications with respect to such policies and procedures.

(u)                                 Other Services. PFPC will provide such additional services to the Fund pursuant to this Agreement as shall be agreed in writing between the Fund and PFPC from time to time.

15.                               Duration and Termination. This Agreement shall continue in effect for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue for successive one-year terms, provided, that the Fund’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clauses (a)(i) to (a)(iii) of this Section 15. Notwithstanding the above, this Agreement may be terminated:

(a)                               during the first three years, without the payment of any penalty for such termination:

(i)                                    by the Fund, on ninety (90) days prior written notice, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by PFPC hereunder are fair and reasonable for a three-year term; or

(ii)                                 by the Fund, on sixty (60) days prior written notice, if PFPC is in material breach of this Agreement and PFPC has not remedied such breach within such sixty (60) day period; or

(iii)                              by the Fund, on sixty (60) days prior written notice, if PFPC:

(1)                                 enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of PFPC, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as PFPC; or

(2)                                 files a petition for bankruptcy, or another comparable filing by PFPC has occurred; or

(3)                                 has a materially impaired financial condition; or

(4)                                 has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs PFPC’s ability to perform its duties under this Agreement; or

(iv)                             by PFPC, on one hundred fifty (150) days prior written notice, if the Fund is in material breach of the Agreement; and

(b)                                 at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund or on one hundred fifty (150) days prior written notice by PFPC.

In the event of termination by the Fund pursuant to Sections 15(a)(i) or (b) or by PFPC after a material breach of this Agreement by the Fund, all expenses (which shall not be deemed a penalty) associated with movement (or duplication) of records and materials, deconversion and conversion to a successor transfer agent or other service provider incurred by PFPC, will be borne by the Fund.